Exhibit 99

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Patrick Brennan
Mayfield Village, Ohio 44143	(440) 395-2370
http://www.progressive.com
THE PROGRESSIVE CORPORATION ANNOUNCES RECAPITALIZATION PLAN, INCLUDING
EXTRAORDINARY CASH DIVIDEND AND SHARE REPURCHASE AUTHORIZATION
MAYFIELD VILLAGE, OHIO — June 14, 2007 — The Progressive Corporation (NYSE: PGR) today announced that its Board of Directors approved a recapitalization plan for the Company, including the following components:
•	The Board has declared an extraordinary cash dividend of $2.00 per Common Share, payable on September 14, 2007, to shareholders of record at the close of business on August 31, 2007.

•	The Board approved a new authorization for the Company to repurchase up to 100 million of its Common Shares over the course of the next 24 months. This authorization is in addition to approximately 8.3 million shares that remain available for repurchase under the Board’s April 2006 share repurchase authorization.

•	The Company anticipates offering for sale approximately $1 billion of hybrid debt securities in the near future. The specific terms of the debt securities, if they are offered, and other important information concerning the Company and the offering will be set forth in filings with the Securities and Exchange Commission, including a registration statement, prospectus and prospectus supplement, among other documents.
Glenn Renwick, the Company’s President and Chief Executive Officer, commented: “We are pleased to announce the Board’s approval of our recapitalization plan, under which we intend to return approximately $3 billion to our shareholders in a relatively short period of time through a combination of the extraordinary dividend, which would be approximately $1.46 billion based upon our current shares outstanding, as well as through additional repurchases of our Common Shares. This plan is consistent with our stated policy to return capital to our shareholders when appropriate. While the timing and volume of share repurchases in large part will depend on market conditions and our stock price, we note that we have previously returned approximately $523 million to shareholders through share repurchases in 2007.” The Company’s Chief Financial Officer, Brian Domeck, further stated, “The substitution of approximately $1 billion of hybrid capital for common equity on our balance sheet, as well as the return of a substantial amount of equity capital to shareholders, will lower our overall cost of capital and allow us to operate our business on a more efficient basis. At the same time, our assessment is that we will retain sufficient financial flexibility to pursue our operating strategies.”
Mr. Renwick further commented that the share repurchase authorization approved by the Board anticipates that after completing the return of $3 billion of capital to shareholders, the Company will continue to return additional capital to shareholders through additional share repurchases, if management’s views of the Company’s capital position, the future and the Company’s stock price continue to make it attractive to do so. The Company’s previously announced annual variable dividend program will not be modified as a result of the recapitalization plan announced today.

In connection with the extraordinary dividend, the Company further announced that, as required by its equity compensation plans and approved by the Compensation Committee of the Board, the Company will adjust all unexercised stock options that have been previously awarded to officers, employees and directors of the Company in order to preserve the fair value of the options after the dividend is paid.
The Company may file a registration statement (including a prospectus) with the SEC for the offering of hybrid debt securities to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus after filing if you request it by calling toll-free 1-877-820-4002.
About Progressive
The Progressive Group of Insurance Companies, in business since 1937, is the country’s third largest auto insurance group and largest seller of motorcycle and personal watercraft policies based on premiums written, and is a market leader in commercial auto insurance.
Progressive is committed to becoming consumers’ #1 choice for auto insurance by providing competitive products and rates that meet drivers’ needs throughout their lifetimes, superior online and in-person customer service, and best-in-class, 24-hour claims service, including our concierge level of claims service available at service centers throughout the United States.
Progressive companies offer consumers choices in how to shop for, buy and manage their auto insurance policies. The Agency Business sells Progressive Drive Insurance private passenger auto insurance through more than 30,000 independent agencies. To find an agent, go to www.progressive.com. The Direct Business sells Progressive Direct® private passenger auto insurance online at www.progressive.com and by phone at 1-800-PROGRESSIVE. Both businesses also offer Progressive’s other insurance products, including Progressive Commercial, Progressive Motorcycle and Progressive Boat. Each business makes independent decisions about private passenger auto insurance product design and pricing. Progressive and Drive are registered trademarks.
The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, are publicly traded at NYSE:PGR.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation, the risks that we will not complete the recapitalization plan, that we will not repurchase some or all of the shares authorized by the Board within the permitted time frame, that we will not offer hybrid debt securities for sale, and/or that if such securities are offered, they will not be successfully sold in whole or in part. In each case, these risks arise from various external and internal factors, such as the acceptance of hybrid securities by the market and rating agencies, the perception of investors and rating agencies of Progressive and its prospects, the ability to access the capital markets to sell such hybrid securities on terms and conditions acceptable to us, the existence of external factors that may disrupt the capital markets (such as national or international financial or political events, wars, terrorist activities or the like), the market price of Progressive’s Common Shares, the Company’s capital position and operating performance, the competitive situation in the markets in which we operate, management’s view of the future, and other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the United States Securities and Exchange Commission.